Exhibit 99.29

WAIVER AND AGREEMENT

THIS WAIVER AND AGREEMENT (this “Waiver”) is entered into effective as of March 28, 2024, by Humanitario Capital LLC, a Puerto Rico limited liability company (the “Purchaser”), in favor of Ontrak, Inc., a Delaware corporation (“Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Private Placement Warrant (as such term is defined below).

R E C I T A L S

A.             The Company, certain of its subsidiaries, Acuitas Capital LLC (“Acuitas”) and U.S. Bank Trust Company, National Association (the “Collateral Agent”) are party to that certain Master Note Purchase Agreement, dated as of April 15, 2022, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, that certain Fourth Amendment to Master Note Purchase Agreement made as of June 23, 2023, and that certain Fifth Amendment to Master Note Purchase Agreement made as of October 31, 2023 (the “Note Purchase Agreement”), pursuant to which Acuitas agreed to purchase senior secured notes from the Company, upon the terms and subject to the conditions set forth therein.

B.              In accordance with the Note Purchase Agreement, the Company issued to the Purchaser, in a private placement, a Common Stock Purchase Warrant, dated November 14, 2023, to purchase up to 36,666,666 shares of Common Stock (the “Private Placement Warrant”).

C.             The parties to the Note Purchase Agreement are contemplating entering into a Sixth Amendment to Master Note Purchase Agreement, substantially in the form attached hereto as Exhibit A (the “Sixth Amendment”), pursuant to which, among other things, the Company may issue and sell to Acuitas, and Acuitas may purchase from the Company, up to $15.0 million in principal amount of senior secured convertible promissory notes (the “Demand Notes”), and, in connection with each Demand Note purchased by Acuitas from the Company, the Company would issue to Acuitas (or an entity affiliated with Acuitas, as designated by Acuitas) a warrant (a “Demand Warrant”) to purchase shares of Common Stock, upon the terms and subject to the conditions therein.

D.             Section 3(b) of the Private Placement Warrant provides, among other things, that, if and whenever on or after the date of issuance thereof, the Company effects a Dilutive Issuance, then immediately after such Dilutive Issuance, the Exercise Price of the Private Placement Warrant then in effect will be reduced as specified therein.

E.              The Company is requesting that the Purchaser agree to the adjustments to the Exercise Price of the Private Placement Warrant described herein in lieu of those described in Section 3(b) of the Private Placement Warrant with respect to the transactions contemplated by the Sixth Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth in this Waiver, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Anti-Dilution Matters – Private Placement Warrant. Notwithstanding anything to the contrary in the Private Placement Warrant, Purchaser hereby acknowledges, confirms and agrees that, if the Company enters into the Sixth Amendment and effects or consummates any of the transactions contemplated thereby, including, without limitation, (a) the issuance of the Initial Demand Note (as such term is defined in the Sixth Amendment) thereunder, (b) the issuance of any other Demand Note thereunder, (c) the issuance of any Demand Warrant (as such term is defined in the Sixth Amendment), (d) the issuance of each New Keep Well Warrant (as such term is defined in the Sixth Amendment) thereunder, (e) any adjustment to the exercise price of any Demand Warrant or any New Keep Well Warrant as described therein (other than any adjustment to the exercise price pursuant to any Company voluntary adjustment provision under Section 3(b)(xi) thereof), (f) the amendment of the Surviving Note (as such term is defined in the Sixth Amendment) as described therein, and (g) the issuance of shares of Common Stock upon conversion or exercise, as applicable, of the foregoing securities (collectively, the “Sixth Amendment Transactions”), the Exercise Price of the Private Placement Warrant then in effect shall be subject solely to the following adjustments (in lieu of the adjustments set forth in Section 3(b) of the Private Placement Warrant): (i) the Exercise Price will be reduced to $0.36 at the time the Company enters into the Sixth Amendment; (ii) if $0.36 is greater than the lowest VWAP of the Common Stock on any Trading Day during the five Trading Day period immediately following the public announcement of the Company entering into the Sixth Amendment (the “Restricted Transaction Measuring Period”), then the Exercise Price shall be further reduced to the lowest VWAP on any Trading Day during the Restricted Transaction Measuring Period; and (iii) if any Note (as such term is defined in the Sixth Amendment) is converted into Common Stock at a conversion price less than the Exercise Price then in effect, after giving effect to the preceding clauses (i) and (ii) and any adjustments pursuant to the terms of the Private Placement Warrant (other than Section 3(b) thereof), then the Exercise Price shall be further reduced to such conversion price at such time of such Note conversion. For the avoidance of doubt, the Exercise Price of the Private Placement Warrant shall not be adjusted pursuant to the Private Placement Warrant as a result of or related to the Sixth Amendment or any of the Sixth Amendment Transactions, including, without limitation, in connection with any sale of any Demand Note and corresponding issuance of any Demand Warrant pursuant to the Sixth Amendment, and the Purchaser hereby irrevocably waives all other adjustments to the Exercise Price pursuant to the Private Placement Warrant as a result of or related to the Sixth Amendment and any of the Sixth Amendment Transactions. Upon each adjustment of the Exercise Price pursuant to this Waiver, pursuant to Section 3(b)(x) of the Private Placement Warrant, the number of Warrant Shares issuable upon exercise of the Private Placement Warrant shall increase proportionately so that after such adjustment of the Exercise Price pursuant to this Waiver, the Exercise Price payable upon exercise of the Private Placement Warrant for the adjusted number of Warrant Shares shall be the same as the Exercise Price in effect immediately prior to each such adjustment of the Exercise Price pursuant to this Waiver (without regard to any limitations on exercise contained in the Private Placement Warrant).

2.              Anti-Dilution Matters – Warrants. Notwithstanding anything to the contrary in any Warrant (as such term is defined in the Sixth Amendment), Purchaser hereby acknowledges, confirms and agrees that, if the Company effects or consummates any of the Sixth Amendment Transactions, the exercise price of any Warrant then in effect shall not be adjusted pursuant to its terms as a result of or related to any of the Sixth Amendment Transactions, including, without limitation, in connection with any sale of any Demand Note and corresponding issuance of any Demand Warrant pursuant to the Sixth Amendment, and the Purchaser hereby irrevocably waives all adjustments to the exercise price of any Warrant pursuant to the terms thereof as a result of or related to any of the Sixth Amendment Transactions. For the avoidance of doubt, this Section 2 shall not affect the proviso of Section 4.2 of the Sixth Amendment, which shall apply to the Demand Warrants, and the proviso of Section 5 of the Sixth Amendment, which shall apply to the New Keep Well Warrants.

3.             Miscellaneous.

(a)       Entire Agreement. The Private Placement Warrant, as modified by this Waiver, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Company and the Purchaser, written or oral, to the extent they relate in any way to the subject matter hereof. Notwithstanding the foregoing and except as expressly set forth above, all of the terms and conditions of the Private Placement Warrant, including but not limited to Section 3(b) thereof, shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded except in accordance with the terms of the Private Placement Warrant.

(b)       Counterparts. This Waiver may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of a portable document file (also known as a .pdf file) of an executed counterpart signature page shall be effective as a manually executed counterpart signature hereof.

(c)       Governing Law. This Waiver shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereunder which would specify the application of the law of another jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

PURCHASER:

Humanitario Capital LLC

By:	/s/ Terren S. Peizer
Name: Terren S. Peizer
Title: Sole Member

AGREED AND ACCEPTED:

Ontrak, INC.

By:	/s/ Brandon H. LaVerne
Name: Brandon H. LaVerne
Title: Chief Executive Officer and Chief Operating Officer

Exhibit A

Sixth Amendment

[Attached]